UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

EPILOG IMAGING SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	27- 2957582
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

75 East Santa Clara Street, Suite 600 San Jose, CA	95113
(Address of principal executive office)	(Postal Code)

1-877-374-5642

(Issuer’s telephone number, including area code)

Common Stock issued pursuant to Regulation A as of filing

(Title of each class of securities issued pursuant to Regulation A)

2

STATEMENTS RGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Epilog Imaging Systems, Inc., a Delaware corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Annual Report under the caption “RISK FACTORS”.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “Epilog”, and the “company”, means Epilog Imaging Systems, Inc., unless otherwise indicated. All dollar amounts in this Annual Report are expressed in U.S. dollars, unless otherwise indicated.

Management Discussion and Analysis is intended to be read in conjunction with the company’s financial statements and the integral notes (“Notes”) thereto for the year ended December 31, 2022. The following statements may be forward-looking in nature and actual results may differ materially.

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ITEM 1. DESCRIPTION OF BUSINESS

Overview

Epilog was originally founded as Biotronix Corporation in 2010 as a Delaware holding company. It changed its name to Epilog Imaging Systems, Inc. on July 27, 2015, at which point it began operations.

Epilog develops advanced robotics and computer vision technology to help humans with repetitive tasks. Specifically, the company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry.

The company is seeking to bring human-quality, AI-based vision driver-assistance technology to millions of cars already on the road today (mobile solutions) as well as queue management systems for monitoring the flow of people and vehicles (stationary solutions). The company’s products offer high image quality AI in the form of compact and cost-efficient devices. Epilog products were designed for and best suited to monitoring large spaces such as highways, transportation hubs, parking lots, and arenas.

Epilog’s unique vision technology can see the world around us with an estimated 10x-100x better cost-performance than other systems on the market today. The technology has eight patents granted and several others pending. The company believes that it has an estimated 10-year lead over competing companies.

Epilog technology currently addresses three main markets in which to deploy its human-level AI vision systems, listed in order of importance:

•	Autonomous vehicles (driver assistance)

•	Queue management (flow of people and vehicles)

•	Super-resolution imaging (Sports & entertainment, remote inspection)

The company is currently focusing available resources on the launch of its self-driving product, SideCar. We have procured components for, and started the production of 1,000 units of Sidecar as of Q1 2023.  This production run consists of 3,000 electro-optical modules with 100 samples delivered to date. The first full production batch is expected to be delivered in the first half of 2023, pending further safety and qualification testing of the sample units.  The initial 100 units of SideCar are planned to be assembled in-house in the first half of 2023 while several other options are being considered for mass production. We are currently offering Sidecar at an introductory price of $999.

The company is continuing to accept SideCar reservations, with the first batch of  SideCars expected to be sold and delivered to customers in 2023. SideCar is an extremely complex product to develop. Similar systems (for example the Tesla Autopilot Driver Assistance System) have taken eight years to develop.

We are also continuing to work on advancing our queue management products (Wellcome and Closeview), currently anticipated for release to market in 2025. We currently intend to license these products to third party(ies) for production and marketing,  unless abundant resources become available to undertake this activity within Epilog.

Wellcome is Epilog’s patent-pending remote health measurement device.  Epilog started pre-production and test-marking of Wellcome for use in restaurants, hotels, medical offices, and other small to medium size businesses in Q1 2021. With the government declaration of an end to Covid in Q3 2022, lingering supply/manpower shortages, and the need for further development of highly advanced features of Wellcome (accurate remote heart rate and oxygenation level measurements)  the release of Wellcome to market has been delayed.

We are continuing to pursue US and international patents on Wellcome and still see huge long-term potential for remote health monitoring devices like Wellcome. According to public health experts, ongoing globalization trends, increasingly populated cities, and ease of international travel pose significant threats to spawning of new worldwide crisis. Pandemics have been occurring at an alarming high frequency in the 21st century, and Covid is not considered the most dangerous of other potential pandemics being tracked by the World Health Organization.

The development of the patented Luma concept into “CloseView” queue management device is being continued as quickly as possible, pending availability of development and engineering resources.

The company has not yet focused on or generated significant revenues from sales, but expects to in 2023. The development of a full-fledged sales, marketing and support organization will require pending product releases, market alignment and availability of additional dedicated resources.

4

Development initiatives for Sidecar

•	Production hardware and software is ready for beta testing as of the first half of 2023.

•	SideCar to support Toyota’s best-selling models (Corolla, RAV4 and Highlander).

•	Integration and compatibility testing with Toyota and Honda vehicles completed.

•	Remote connectivity functions via an iPhone app to help monitor the vehicle in development.

•	Remote connectivity functions via an iPhone app to provide control functions is in development.

To date we have accomplished the following:

•	8 patents approved and others pending.

•	Created a production-ready model in partnership with Jabil Optics and in collaboration with several large automotive manufacturers

•	Completed the bulk of development and test-marketed the Wellcome, health monitoring system

•	Have developed a concept for CloseView (Luma v2.0)

•	Completed the bulk of development for SideCar and have started production for 1000 units as of Q1 2023

Property

On January 1, 2022, the company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2002 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December, 31, 2023.

Employees

The company currently has 6 employees.

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ITEM 2. MANANAGEMENT ANALYSIS AND DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in this Annual Report.

RESULTS OF OPERATIONS

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

For both the years ended December 31, 2022 and 2021, Epilog did not generate any revenues as it remained focused on business development activities.

In 2021 the company transitioned from research and development to beginning production and preparing for product sales and support.  During 2022 the company continued on this path toward preparing for product sales and support.

The operating expenses currently consist of: (i) advertising and promotion, (ii) general and administrative costs, (iii) payroll expenses, (iv) professional fees, (v) research and development, and (v) depreciation and amortization. Total operating expenses totaled $1,007,415 for the year ended December 31, 2022 compared to $1,056,842 for the year ended December 31, 2021, a decrease of $49,427 or less than 1%.  The company notes that although the total decrease was di-minimis the following events are important to note: (i) advertising and promotion decreased by approximately $300,000 due to the company’s decisions to decrease advertising and focus on product development, (ii) payroll  expense increased by $300,000 due to hiring new management personnel.

As a result of the foregoing, the company generated a net loss of $1,009,439 for the year ended December 31, 2022 compared to a net loss of $1,062,326 for the year ended December 31, 2021.

LIQUIDITY AND FINANCIAL CONDITION

WORKING CAPITAL	December 31, 2022	December 31, 2021
Current assets	$969,008	$1,256,284
Current liabilities	$515,419	$456,809
Working capital	$453,589	$794,475

	For the year ended
CASH FLOWS	December 31, 2022	December 31, 2021
Cash flow used by operating activities	$(1,082,482)	$(937,611)
Cash flow proved (used) by investing activities	(119,212)	(81,190)
Cash flow provided by financing activities	765,722	1,898,603
Net increase (decrease) in cash during year	$(435,973)	$(1,979,793)

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Historically, the company has financed its operations through the sale of securities to investors, with over $4 million received as of December 31, 2022. As the company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed.

The company maintains a relatively low overhead. Most company employees continue to receive a significant part of their compensation as equity payments to conserve cash for research & development, product development, and new fundraising activities. In order to complete the orders for the SideCars to be delivered in 2023, the company has sufficient capital to acquire the inventory necessary for production.

On December 31, 2022, the company’s cash on hand was $820,311, with total assets of $1,422,013. The amount of cash on hand was due to the infusion of new capital from the Regulation CF offering.

For the periods ended December 31, 2022, and December 31, 2021, the company had total liabilities of $515,419 and $456,809,  respectively. The largest component of company liabilities is shareholder advances which were previously used to assist with the costs of operations. On December 31, 2022, and December 31, 2021, the amount of advances outstanding is $227,525 and $227,525, respectively.

The company has recorded losses since inception, and as of December 31, 2022, had an accumulated deficit of $3,141,554 compared to an accumulated deficit of $2,132,115 as of December 31, 2021.

The company plans to continue additional fundraising through crowdfunding offerings, equity issuances, or any other method available to the company. Absent additional capital, the company may be forced to significantly reduce expenses and could become insolvent.

Recent Offerings of Securities and Outstanding Debt

On January 22, 2021, the company issued a total of 17,667 shares of common stock priced at $0.75 per share for a total of $13,250.25 to two individuals in lieu of services for production of Epilog Reg A+ campaign video.

On February 1, 2021, we issued 42,962 shares from our Reg CF offering valued at $0.75 per share for a total of $31,255 associated with shares to be issued as of December 31, 2020.

Starting on March 28, 2021, the company commenced its initial Regulation A offering. The Regulation A offering consisted of Common Stock. The offering closed on December 17, 2021.  For the year ended December 31, 2021, the company issued 1,998,091 shares of its Common Stock in conjunction with its Reg A+ securities offering for $2,601,111 for cash proceeds of $1,898,603 net of issuance costs of $702,508.  For the year ended December 31, 2022, the Company issued an additional  545,286 shares of its Common Stock in conjunction with its Reg A+ securities offering for $898,022 including cash proceeds of $765,722 net of issuance costs of $133,146.

For the year ended December 31, 2021, the company issued 1,998,091 shares of its Common Stock in conjunction with its Reg A+ securities offering for $2,601,111 for cash proceeds of $1,898,603 net of issuance costs of $702,508.

On July 5, 2022, the company issued an additional 1,125 of its Common Stock to StartEngine with a fair value of $844 in conjunction with its securities offering.

On July 5, 2022 the company issued 38,588 of its Common Stock to StartEngine with a fair value of $54,203 in conjunction with its Reg A+ securities offering.

For the year ended December 31, 2022, the company issued an additional  545,286 shares of its Common Stock in conjunction with its Reg A+ securities offering for $898,022 including cash proceeds of $765,722 net of issuance costs of $133,146.

On December 1, 2022, the company initiated an additional fundraising campaign under Regulation Crowdfunding. No funds were received in 2022 related to that offering. As of April 5, 2023, the company estimates it received gross proceeds of approximately $159,870.

As of December 31, 2022 and 2021, the company had outstanding stock subscriptions receivable of $411 and $100,000, respectively.

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Going Concern

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. The company had a total accumulated deficit of $3,141,554 through December 31, 2022 and net loss of $1,009,439 for the year ended December 31, 2022. Therefore, there is substantial doubt about the ability of the company to continue as a going concern. There can be no assurance that the company will achieve its goals and reach profitable operations and is still dependent upon its ability (1) to obtain sufficient debt and/or equity capital and/or (2) to generate positive cash flow from operations.

The company plans for the long-term continuation as a going concern include financing future operations through sales of our equity and/or debt securities and the anticipated operation of the company’s production and sale of plants.

Trend Information

•	Market data suggest both young and older consumers have a preference towards driving less or not at all, SideCar directly addresses these preferences.

•

WellCome was designed by the company as a digital health assistance system in response to COVID-19, declared ended by the US government in September 2022. We expect to see a long-term need for remote health monitoring with the increasing frequency of pandemics in the 21st century.

•

CloseView assists with reducing the laborious task of managing people and vehicles in large spaces. The company believes that the need for more efficiently managing people and vehicles in large spaces is a trend that will continue to grow. With shifting priorities (to SideCar) We expect development on CloseView will be completed in the 2025 time frame.

Specifically, the company believes the following consumer trends contribute to the successful launch of SideCar, CloseView, and WellCome:

•	Businesses prefer to assign repetitive tasks to machines; this saves labor costs, improves efficiency and consistency.

•	Increasing trends of urbanization mean extended commute times and traffic jams; all this favors driver assistance systems (self-driving) in the long term.

•	According to kbb.com the estimated average transaction price for a light vehicle in the US was $37,876 in February 2020, an increase of 30% compared to 2010.

•	Advanced driving features are increasingly being bundled with electric cars. Not everyone wants an electric car, and most everyone stuck in traffic jams could use driver assistance.

Off Balance Sheet Arrangements

The company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its stockholders.

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ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Michael Mojaver	Co-Founder/CEO/ Secretary/Treasurer	59	June 28, 2010, until Present	Full Time
Lance Mojaver	Co-Founder/CTO	27	June 1, 2015, until Present	Full Time
Marc Munford	Business Development	59	Secretary, September 16, 2020, until present	Full Time
Kelly Stopher	CFO	60	November 5, 2021 until Present	Part Time
Board of Directors
Michael Mojaver	Director	59	January 1, 2015, until Present
Rony Greenberg	Director	61	September 16, 2020, until present

Michael Mojaver: Co-Founder, CEO, Treasurer and Director

Michael Mojaver is currently Epilog’s Chief Executive Officer. He has served in that position for ten years, from June 2010 to the present date. Michael’s background is in starting, funding and leading technology companies in the United States and internationally. Michael has studied and worked at UC San Diego, Cornell University from 1989-1996, Fermilab and CERN (Switzerland). Michael’s first venture in 1996 was a microchip design company for vision products. Michael’s primary area of interest and continuing research is Neural Networks, AI, AR/VR. Prior to founding Epilog, he was the CEO of GIG from 2008 until 2010. Michael holds a BS in engineering and physics from University of California San Diego, obtained in 1989.

Lance Mojaver: Co-founder, CTO

Lance Mojaver is currently Epilog’s Chief Technology Officer. He has served in that position for five years, from January 2015 to the present date. Lance is the principal architect and developer for device, client, and server software at Epilog. He has more than six years of experience in real-time video software, creating video cameras from initial hardware design to user-facing product. Lance is passionate about creating cutting-edge vision solutions for robotic and consumer use cases.

Marc Munford: Business Development

Marc Munford is Epilog’s Consumer OEM Market Channel Development. He has served in that position since 2017. Marc comes to Epilog from an extensive career in Silicon Valley startups. Previously, Marc was co-founder of NetDrive — the first Internet personal storage service (before it was called Cloud) from 1999 to 2000. Marc has built and run sales and business development for early-stage companies such as Visto/Good Technology from 2000 to 2004, Funambol from 2005 to 2012, Germain Software from 2013 to 2014, Treasure Data from 2015 to 2017, and Wollongong/Attachmate from 1995 to 1996. Marc learned to evangelize breakthrough technology when he was a software engineer early in his career working for Steve Jobs at NeXT. Marc’s younger days in football also brings Epilog connections to major sports franchise leagues.

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Kelly J. Stopher, CFO

Mr. Stopher has 30 years of experience in accounting and finance. Mr. Stopher is the Managing Partner of Palouse Advisory Partners, LLC, providing Chief Financial Officer (“CFO”) services to clients. Mr. Stopher has developed strategies to implement financial management systems, internal control policies and procedures, financial reporting and modeling for numerous small-cap companies. Mr. Stopher was appointed Chief Financial Officer of Star Gold Corp., a US-based company quoted via the OTC Markets, on October 20, 2010, and still holds such position. Mr. Stopher is currently also CFO for United States Antimony Corporation. Mr. Stopher was previously the CFO of Zenlabs Holdings, Inc. Mr. Stopher holds a Bachelor’s degree from Washington State University in Business Administration – Accounting. He started his career in public accounting with Langlow Tolles & Company, PS, a regional CPA firm based in Tacoma, WA and has worked in various accounting and finance positions of leadership including startups, reorganizations and mature companies. Mr. Stopher is also a Certified Financial Modeling Valuation Analyst.

Rony Greenberg, Director

Rony Greenberg is currently a member of the board of directors of Epilog. He was appointed in September 2020. From 2011 until present, Rony has been the Vice President of business development at eyeSight Technologies. In addition, Rony was formerly the director of Intel Capital from 2000 to 2001. Rony is a business leader with a consistent track record of delivering dramatically increased revenues, gross margin and profits. He is also experienced at efficiently orchestrating and navigating complex organizations with cross functional teams located worldwide. Rony graduated from Tel Aviv University in 1990.

Family Relationships

Michael Mojever and Lance Mojaver are family members.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2022, Epilog paid the following annualized salaries to its executive officers:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation (shares)	Total compensation ($)
Michael Mojaver	Salary	$120,000	-0-	$120,000
Lance Mojaver	Salary	$150,000	-0-	$150,000
Kelly Stopher(a)	Contractor	$48,000	-0-	$48,000

(a)

Mr. Stopher provides all services typical of an accounting department for a small company. Mr. Stopher’s firm, Palouse Advisory Partners, LLC, is an independent contractor, with business management and consulting interests with other companies that are independent of the consulting agreement he currently has in place with the company.

For the fiscal year ended December 31, 2022, the company paid its directors and executive officers as a group 0 shares.

As of December 31, 2022, these shares have been allocated to the applicable directors and executives, however, the shares have not yet been issued to them. There is one director in this group.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table displays, as of December 31, 2022 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock:

Beneficial owner	Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)	Percent of voting power
Michael Mojaver	Common Stock	Michael Mojaver 318 Cliff Drive, Aptos, CA 95003	10,750,000	500,000	66.9%	66.9%
Lance Mojaver	Common Stock	Lance Mojaver 318 Cliff Drive, Aptos, CA 95003	1,722,865	400,000	12.7%	12.7%

(1)

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Executive Compensation of this circular, the company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of Subordinate Shares; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

During the year ended December 31, 2020, a shareholder of the company advanced funds for operations. At December 31, 2022 and December 31, 2021, the amount of advances outstanding is $227,525 and is recorded under ‘notes payable related party’ on the balance sheet. These advances accrue interest at the minimum federal statutory rate to comply with related party rules and Section 7872. The accrued interest balance at December 31, 2022 and December 31, 2021 was $101,196 and $98,921, respectively.

For the year ended December 31, 2022, the company reimbursed an officer of the company for leased space in San Francisco, California utilized primarily for office space at a rate of $4,500 per month. The officer utilizes a room in the premises for his personal use.  The remainder of the premises and garage area are utilized for company business.   For the year ended December 31, 2022 and 2021, the company paid $54,000 and $33,000, respectively, related to the lease which is included in “Occupancy and facility” on the Statement of Operations.

ITEM 6. OTHER INFORMATION.

None

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ITEM 7. FINANCIAL STATEMENTS

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED  FINANCIAL STATEMENTS

For the Years ended December 31, 2022 and 2021

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Epilog Imaging Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Epilog Imaging Systems, Inc. (“the Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit and net losses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Patents

Description of the Critical Audit Matter

As discussed in Note 3 to the financial statements, patents are recorded at cost and amortized over useful life. Auditing management's determination of useful life of patents and impairment of patents was complex and highly judgmental due to the significant estimation required.

How the Critical Audit Matter Was Addressed in the Audit

To test the estimated useful life of patents, we performed audit procedures that included, among other things, assessing methodologies, testing the significant assumptions related to impairment of patents and testing useful lives for appropriateness. We tested the existence of the patents, utilized our own estimates, and compared our expected results to management’s estimates.

We have served as the Company’s auditor since 2019.

Spokane, Washington

April 28, 2023

F-2

EPILOG IMAGING SYSTMS, INC. CONSOLIDATED BALANCE SHEETS December 31, 2022 and 2021

	2022	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$820,311	$1,256,284
Prepaid expenses and deposits	128,697	-
Other receivable	20,000	-
TOTAL CURRENT ASSETS	969,008	1,256,284
FURNITURE AND EQUIPMENT, NET	122,000	63,548
SECURITY DEPOSIT	2,170	2,170
INTANGIBLE ASSETS, NET	297,173	290,118
RIGHT OF USE ASSET	31,662	-
TOTAL ASSETS	$1,422,013	$1,612,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$103,787	$91,575
Accrued liabilities	35,318	28,337
Accrued interest, related party	101,196	98,921
Advances, related party	15,451	15,451
Notes payable, related party	227,525	227,525
Lease liability obligation	32,142	-
TOTAL CURRENT LIABLITIES	515,419	461,809
TOTAL LIABILITIES	515,419	461,809
COMMITMENTS AND CONTINGENCIES	-	-
STOCKHOLDERS’ EQUITY
Preferred Stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common Stock, $0.0001 par value; 25,000,000 shares authorized; 16,317,649 and 15,743,746 shares issued and outstanding	1,649	1,574
Additional paid-in capital	4,046,910	3,380,852
Subscriptions receivable	(411)	(100,000)
Accumulated deficit	(3,141,554)	(2,132,115)
TOTAL STOCKHOLDERS’ EQUITY	906,594	1,150,311
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,422,013	$1,607,120

See independent auditors’ report and accompanying notes to the financial statements.

F-3

EPILOG IMAGING SYSTMS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended December 31, 2022 and 2021

	2022	2021
REVENUE	$-	$-

OPERATING EXPENSES
Advertising and promotion	47,467	344,234
Auto and travel	28,895	21,211
General and administrative expense	31,648	67,606
Insurance	12,074	9,820
Payroll expense	568,531	270,015
Professional fees	68,542	95,666
Occupancy and facility	99,009	83,357
Research and development	97,544	102,470
Depreciation and amortization	53,705	62,463
TOTAL OPERATING EXPENSES	1,007,415	1,056,842
NET LOSS FROM OPERATIONS	(1,007,415)	(1,056,842)
OTHER INCOME (EXPENSE)
Interest expense	(2,024)	(5,484)
TOTAL OTHER INCOME (EXPENSE)	(2,024)	(5,484)
NET LOSS BEFORE INCOME TAX	(1,009,439)	(1,062,326)
Provision (benefit) for income tax	-	-
NET LOSS	$(1,009,439)	$(1,062,326)
Basic and diluted loss per share	$(0.06)	$(0.07)
Basic and diluted weighted average shares outstanding	16,272,873	14,230,201

See independent auditors’ report and accompanying notes to the financial statements.

F-4

EPILOG IMAGING, INC. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY For the years ended December 31, 2022 and 2021

	Common stock
	Shares issued	Par value $0.0001 per share	Additional paid in capital	Subscriptions receivable	Shares to be issued	Accumulated deficit	Total shareholders’ equity
BALANCE, December 31, 2020	13,684,927	$1,365	$1,428,412	$(90,534)	$31,255	$(1,069,789)	$300,709
Common shares issued-Reg CF	42,962	4	31,251	-	(31,255)	-	-
Common shares issued for cash	1,998,091	203	2,610,374	(9,466)	-	-	2,601,111
Issuance costs	-	-	(702,508)	-	-	-	(702,508)
Shares issued for services	17,667	2	13,323	-	-	-	13,325
Net loss	-	-	-	-	-	(1,062,326)	(1,062,326)
BALANCE, December 31, 2021	15,743,647	$1,574	$3,380,852	$(100,000)	$-	$(2,132,115)	$1,150,311
Common shares issued for cash-Reg A	545,286	72	798,361	99,589	-	-	898,022
Issuance costs	28,716	3	(132,303)	-	-	-	(132,300)
Net loss	-	-	-	-	-	(1,009,439)	(1,009,439)
BALANCE, December 31, 2022	16,317,649	$1,649	$4,046,910	$(411)	$-	$(3,141,554)	$906,594

See independent auditors’ report and accompanying notes to the financial statements.

F-5

EPILOG IMAGING SYSTMS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2022 and 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,009,439)	$(1,062,326)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	53,705	62,463
Shares issued for services	-	13,325
Changes in operating assets and liabilities:
Prepaid expenses	(128,697)	-
Other receivable	(20,000)	-
Accounts payable	12,213	-
Accrued liabilities and lease obligation liability	7,461	44,745
Accrued liabilities, related party	2,275	4,182
Net cash used by operating activities	(1,082,482)	(937,611)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(76,675)	(50,277)
Patent and trademark filings	(42,537)	(30,913)
Net cash used by investing activities	(119,212)	(81,190)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance costs	765,722	1,898,603
Net cash provided by financing activities	765,722	1,898,603
Net increase (decrease) in cash and cash equivalents	(435,973)	879,802
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,256,284	376,482
CASH AND CASH EQUIVALENTS AT END OF YEAR	$820,311	$1,256,284

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid in cash	$38.00	$589
Taxes paid	$-	$-

See independent auditors’ report and accompanying notes to the financial statements.

F-6

EPILOG IMAGING SYSTEMS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2022 and 2021

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Epilog Imaging Systems, Inc. (“the Company”) was incorporated on June 28, 2010 under the laws of the State of Delaware, and is headquartered in San Jose, CA. The Company is creating imaging technologies that meet and exceed the capabilities of human vision.

On July 12, 2021 Epilog formed a new wholly-owned subsidiary, Aperis, LLC (“Aperis”), a California limited liability company. Aperis was established to differentiate the branding for the Company’s queue management products, distinguishing it from the self-driving technology of Epilog Imaging Systems, Inc.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company’s fiscal year‐end is December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Aperis, LLC. All intercompany balances and transactions are eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets, the collection of accounts receivable, valuation of inventory and intangible assets.

Reclassifications

Certain reclassifications have been made to the 2021 financial statements to conform to the 2022 presentation. These reclassifications have no effect on the results of operations, shareholders’ equity and cash flows as previously reported.

Risks and Uncertainties

As of December 31, 2022, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full‐scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position.

Cash and Cash Equivalents

The Company maintain the majority of its cash accounts at a commercial bank. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times the Company may exceed the FDIC limits. For purposes of the statement of cash flows the Company considers all cash and highly liquid investments with initial maturities of one year or less to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit.

F-7

Accounts Receivable

The Company may grant credit to our customers and does not require collateral. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by us. Reserves for un-collectable amounts are provided, based on past experience and a specific analysis of the accounts. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

Equipment

Equipment is stated at cost. Significant improvements are capitalized and depreciated. Depreciation of equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Maintenance and repairs are charged to operations as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in operating expenses.

Long –Lived Assets

Management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long-lived assets impairment is determined by management. There can be no assurance however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the years ended December 31, 2022 and December 31, 2021, the Company recognized $47,467 and $344,234, respectively in advertising costs recorded under the heading ‘Advertising and promotion’ in the statement of operations.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Amortization is recognized over the estimated useful life of the asset using the straight‐line method for financial statement purposes. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary on December 31, 2022 or December 31, 2021.

Revenue Recognition

The Company recognizes revenue under ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASC 606”).

Performance Obligations Satisfied Over Time

FASB ASC 606-10-25-27 through 25-29, 25-36 through 25-37, 55-5 through 55-10

An entity transfers control of a good or service over time and satisfies a performance obligation and recognizes revenue over time if one of the following criteria is met:

a. The customer receives and consumes the benefits provided by the entity’s performance as the entity performs (as described in FASB ASC 606-10-55-5 through 55-6).

b. The entity’s performance creates or enhances an asset (for example, work in process) that the customer controls as the asset is created or enhanced (as described in FASB ASC 606-10-55-7).

c. The entity’s performance does not create an asset with an alternative use to the entity (see FASB ASC 606-10-25-28), and the entity has an enforceable right to payment for performance completed to date (as described in FASB ASC 606-10-25-29).

F-8

Performance Obligations Satisfied at a Point in Time

FASB ASC 606-10-25-30

If a performance obligation is not satisfied over time, the performance obligation is satisfied at a point in time. To determine the point in time at which a customer obtains control of a promised asset and the entity satisfies a performance obligation, the entity should consider the guidance on control in FASB ASC 606-10-25-23 through 25-26. In addition, it should consider indicators of the transfer of control, which include, but are not limited to, the following:

a. The entity has a present right to payment for the asset

b. The customer has legal title to the asset

c. The entity has transferred physical possession of the asset

d. The customer has the significant risks and rewards of ownership of the asset

e. The customer has accepted the asset

The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. In addition, a) the company also does not have an alternative use for the asset if the customer were to cancel the contract, and b.) has a fully enforceable right to receive payment for work performed (i.e., customers are required to pay as various milestones and/or timeframes are met)

There was no revenue recognized during the years ended December 31, 2022 and 2021, respectively.

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

The Company is unable to reasonably estimate future costs that will be incurred under its warranty program on revenue recognized as of December 31, 2022, and the Company anticipates the amounts associated with revenues recognized as of December 31, 2022 to be immaterial to the financial statements.

Fair Value of Financial Instruments

The Financial Accounting Standards Board issued ASC (Accounting Standards Codification) 820-10 (SFAS No. 157), “Fair Value Measurements and Disclosures” for financial assets and liabilities. ASC 820-10 provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. FASB ASC 820-10 defines fair value as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available. The following summarizes the three levels of inputs required by the standard that the Company uses to measure fair value:

•

Level 1 ‐ Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange‐traded instruments and listed equities.

•

Level 2 ‐ Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

•

Level 3 ‐ Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

F-9

The Company’s financial instruments consist of cash, prepaid expenses, inventory, accounts payable, convertible notes payable, advances from related parties. The estimated fair value of cash, prepaid expenses, investments, accounts payable, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

The carrying amount of accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments.

Contingencies

In determining accruals and disclosures with respect to loss contingencies, the Company evaluates such accruals and contingencies for each reporting period. Estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Other Comprehensive Income

There are no material components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

Earnings per share

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants and other convertible instruments.

At December 31, 2022, the Company had outstanding common shares of 16,317,649 used in the calculation of basic earnings per share. Basic weighted average common shares and equivalents for the year ended December 31, 2022 were 16,272,873. As of December 31, 2022, there was no outstanding instruments that could be dilutive and diluted weighted average common shares and equivalents were withheld from the calculation as they were considered anti-dilutive.

Research and Development

Research and development costs, including salaries, research material, and administrative costs are expensed as incurred.. During the year ended December 31, 2021, the Company recognized $102,470 in research and development costs. During the year ended December 31, 2022, the Company recognized $97,544 in research and development costs.

Share-Based Compensation

The Company accounts for stock‐based compensation in accordance with ASC Section 718 Compensation – Stock Compensation. Under the fair value recognition provisions of ASC 718, stock‐based compensation cost is measured at the grant date based on the fair value of the award.

On September 14, 2020, the board of directors approved to allocate 670,000 shares for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place.

F-10

Income Taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of (i) temporary differences between financial statement carrying amounts of assets and liabilities and their basis for tax purposes and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Federal Income taxes are not currently due since we have had losses since inception.

On December 22, 2018, H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The Company will compute its income tax expense for the year ended December 31, 2020 using a U.S. Federal Tax Rate of 21% and an estimated state of California rate of 9%.

The Company files income tax returns in the U.S. federal jurisdiction and the state of California. The Company is no longer subject to U.S. federal tax examinations for years prior to fiscal 2018. Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition.Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard required by ASC 740-10-25-5.

Deferred income tax amounts reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes.

As of December 31, 2022, we had a net operating loss carry-forward of approximately $3,141,554 and a deferred tax asset of $942,466 using the statutory rate of 30% (US. Federal rate of 21% and the state of California rate of 9%. For tax years prior to January 2018, the deferred tax asset may be recognized in future periods, not to exceed 20 years. Under the CARES Act, NOLs arising in tax years beginning after December 31, 2017, and before January 1, 2021 (e.g., NOLs incurred in 2018, 2019, or 2020 by a calendar-year taxpayer) may be carried back to each of the five tax years preceding the tax year of such loss. Since the enactment of the Tax Cuts and Jobs Act of 2017 (TCJA), NOLs generally could not be carried back but could be carried forward indefinitely. Further, the TCJA limited NOL absorption to 80% of taxable income. The Cares act temporarily removes the 80% limitation, reinstating it for tax years beginning after 2020. However, due to the uncertainty of future events we have booked valuation allowance of $639,635. FASB ASC 740 prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2022 the Company had not taken any tax positions that would require disclosure under FASB ASC 740.

	December 31, 2022	December 31, 2021
Deferred tax asset	$942,466	$639,635
Valuation allowance	(942,466)	(639,635)
DEFERRED TAX ASSET (NET)	$-	$-

Leases:

The Company determines if an arrangement is a lease, or contains a lease, at the inception of an arrangement. If the Company determines that the arrangement is a lease, or contains a lease, at lease inception, it then determines whether the lease is an operating lease or finance lease. Operating and finance leases result in recording a right-to-use (“RTU”) asset and lease liability on the consolidated balance sheets. RTU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease RTU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For purposes of calculating operating lease RTU assets and operating lease liabilities, the Company uses the non-cancellable lease term plus options to extend that it is reasonably certain to exercise. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

The Company has elected not to recognize RTU assets and lease liabilities that arise from short-term (12 months or less) leases for any class of underlying asset. The Company has elected not to separate lease and non-lease components for any class of underlying asset.

F-11

Going Concern

The financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. The Company had a total accumulated deficit of $3,141,554 through December 31, 2022 and net loss of $1,009,439 for the year ended December 31, 2022. Therefore, there is substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the Company will achieve its goals and reach profitable operations and is still dependent upon its ability (1) to obtain sufficient debt and/or equity capital and/or (2) to generate positive cash flow from operations.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) was reported in Wuhan, China and has spread throughout the United States and the rest of the world. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” This contagious disease outbreak, which has not been contained, and is disrupting supply chains and affecting production and sales across a range of industries in United States and other companies as a result of quarantines, facility closures, and travel and logistics restrictions in connection with the outbreak, as well as the worldwide adverse effect to workforces, economies and financial markets, leading to a global economic downturn. Therefore, the Company expects this matter to negatively impact its operating results. However, the related financial impact and duration cannot be reasonably estimated at this time.

Recent Accounting Pronouncements:

Accounting Standards Updates Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The update contains a number of provisions intended to simplify the accounting for income taxes. Adoption of this update on January 1, 2021 had no impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

Leases: In February 2016, FASB issued ASU. 2016-02: Leases (Topic 842) which requires a lessee to recognize a right-of-use (ROU) asset and lease liability on the balance sheet for all leases with a term longer than 12 months and provide enhanced disclosures. The Company adopted the new standard effective January 1, 2022 using a modified retrospective method and will not restate comparative periods. The Company expects to elect the ‘package of practical expedients,’ which permits the Company not to reassess under the new standard the Company’s prior conclusions about lease identification, lease classification and initial direct costs.

The Company is reviewing the effects of following recent updates. The Company has no expectation that any of these items will have a material effect upon the financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

F-12

NOTE 2 – PLANT AND EQUIPMENT

For the years ended December 31, 2022 and 2021, the company acquired additional equipment at a cost of $76,675 and $50,277, respectively.  Depreciation expense for the years ended December 31, 2022 and 2021, respectively, was $18,223 and $10,119, respectively.

	December 31, 2022	December 31, 2021
Furniture and equipment	$89,553	$89,553
Vehicle	34,434	34,434
Warehouse equipment	9,902	9,902
Leasehold improvements	5,000	-
Total property and equipment	210,564	133,889
Less accumulated depreciation	(88,564)	(70,341)
PROPERTY AND EQUIPMENT, NET	$122,000	$63,548

NOTE 3 – INTANGIBLE ASSETS

			December 31,
Description	Number	Grant date	2022	2021
Patents granted
Compound dome camera assembly	7-274-381	9/25/2007	$137,707	$137,707
Super resolution imaging and tracking system	6-833-843	12/21/2004	140,842	140,842
High density storage system	7-573-715	8/11/2009	134,027	134,027
Super resolution binary imaging and tracking system	9-137-433	9/15/2015	10,811	10,811
Compound dome camera assembly	9-485-395	9/1/2016	37,556	37,556
Compound dome camera assembly	10-148-916	12/4/2018	15,959	15,959
Super resolution binary imaging and tracking system	10-348-963	7/9/2019	33,633	32,367
Super resolution imaging and tracking system	10-404-910	9/3/2019	24,855	24,855
Automated digital magnifier system with hand gesture controls	10-599-920	3/24/2020	7,888	7,888
Method and apparatus for obtaining enhanced resolution images	10-924-668	2/16/2021	32,755	32,755
Total - Patents granted			576,033	574,767
Trademark - Epilog		7/25/2022	1,154	-
Trademark - Quantum Definition		2/2/2017	3,306	3,306
Total - Patents and trademarks granted			580,493	578,073
Patents and trademarks pending			103,832	63,715
Other intangible assets			22,000	22,000
Less accumulated amortization			(409,152)	(373,670)
INTANGIBLE ASSETS, NET			$297,173	$290,118

Amortization expense for the year ended December 31, 2022 and 2021, was $35,482 and $52,344, respectively. Other intangible assets in the table above consist of the purchase of the website and the company name.  Patent filings are for patents that have not yet been issued and therefore have not yet begun being amortized.

F-13

The patents that are being amortized were purchased and recorded at cost over useful lives of 17 years. Trademarks are amortized over useful lives of 10 years.

On August 3, 2021, the trademark SIDECAR has been allowed by the United States Patent and Trademark Office (USPTO.) The allowance is an International Class 9 authorization for a “Day and night vision system primarily comprising motion sensors and a camera for assisting drivers of vehicles.” Epilog’s self-driving product was previously called “Sherpa” and the name change to Sidecar was motivated because of potential trademark conflicts.

On September 14, 2021 a new patent application was filed with the USPTO. On September 24, 2021, three Epilog patents and patent applications were extended to international filings.

Management periodically considers the need for impairment of the intangible assets and currently has no need for impairment. The Company reviews the recoverability of intangible assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was considered necessary at December 31, 2022.

NOTE 4 – RIGHT OF USE ASSET AND LEASE LIABILITY

On January 1, 2022, the Company signed a lease for its office and facilities located in Santa Cruz, California for a two year term.  Monthly lease payments start at $2,697 and escalate to $2,777 in year two.  Upon signing the lease, the Company recognized a lease liability and a right of use asset of $60,907 based on the two year payment stream discounted using an incremental borrowing rate of 7.96%.

The right of use asset consists of the following:

Balance as of December 31, 2021	$-
Contracts identified as leases upon adoption of ASC 842	60,907
Amortization	(29,245)
Balance as of December 31, 2022	$31,662

At December 31, 2022, the remaining lease term is 1.0 years.  As of December 31, 2022 total future lease payments is as follows:

Schedule of lease obligations:
Year ending December 31, 2022	$33,324
Less imputed interest	(1,182)
Net lease liability	32,142
Current portion	(32,142)
Long-term liability	$-

For the year ended December 31, 2022, rent expense of $32,844 was recognized for this lease.

The Company also leased space in San Francisco, California from a related party  officer of the Company on a month to month basis at a rate of $4,500 per month.  The leased space is primarily used for office space (Note 4 and 5).  Due to the short term nature of the lease, the Company has elected to expense the monthly payments as incurred.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

During 2018, the Company entered into an agreement with a manufacturing company to build and test the prototypes. The statement of work estimates the total cost to be $541,000. Payment is through the amortization of the total cost per unit price of the product based on the forecasted volume of product to be purchased by the Company during the first 24 months of full commercial production of the products. To date, no such production has occurred, and no work related to the agreement has been performed.

F-14

On September 14, 2020 the board of directors approved to allocate 670,000 shares for services rendered in 2019 and 670,000 shares for services rendered in 2020 to key individuals to be granted once the company stock option plan is in place. For the year ended December 31, 2021, the board of directors approved to allocate an additional 332,500 shares for services rendered to key individuals to be granted once the company stock option plan is in place.   At such time as a company stock option plan is adopted and specific terms have been communicated to recipients, the fair value of the options granted shall be calculated using the Black-Scholes model with inputs including term of stock options (in years), exercise price, vesting conditions and risk-free rate.

On April 1, 2020 Epilog entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The original term of the lease was April 1, 2020 through April 31, 2021 at the rate of $2,170 per month. On August 1, 2020 the lease was revised to include some additional space and extended through Dec 31, 2021. The new monthly rate effective August 1, 2020 is $2,470 per month and will increase to $2,544 per month on May 1, 2021. For the years ended December 31, 2022 and  December 31, 2021, the Company recognized rent expense of $20,272, respectively

On January 1, 2022, the Company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2022 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December 31, 2023 (Note 4).

The schedule of future obligations under the lease is as follows:

Schedule of lease obligations:
Year ending December 31, 2023	$65,364
TOTAL	$131,688

For the year ended December 31, 2021, the Company reimbursed an officer of the Company for leased space in San Francisco, California utilized primarily for office space at a rate of $4,500 per month for the period commencing May 15, 2021 and continuing on a month to month basis.   For the year ended December 31, 2022 and 2021, the company expensed $54,000 and $33,000, respectively, related to the lease.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, a shareholder of the Company advanced funds for operations. At December 31, 2022 and December 31, 2021, the amount of advances outstanding is $227,525 and is recorded under ‘notes payable related party’ on the balance sheet. These advances accrue interest at the minimum federal statutory rate to comply with related party rules and Section 7872. The accrued interest balance at December 31, 2022 and December 31, 2021 was $101,196 and $98,921, respectively.

For the year ended December 31, 2022, the Company reimbursed an officer of the Company for leased space in San Francisco, California utilized primarily for office space at a rate of $4,500 per month. The officer utilizes a room in the premises for his personal use.  The remainder of the premises and garage area are utilized for Company business.   For the year ended December 31, 2022 and 2021, the Company paid $54,000 and $33,000, respectively, related to the lease which is included in “Occupancy and facility” on the Statement of Operations (Note 5).

NOTE 7 – STOCKHOLDERS’ EQUITY

Common stock

The Company is authorized to issue 25,000,000 shares of common stock at $0.0001 par value.

Preferred stock

The Company’s Articles of Incorporation authorize 5,000,000 shares of $0.0001 par value Preferred Stock available for issuance with such rights and preferences, including liquidation dividend, conversion and voting rights, as the Board of Directors may determine.

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On January 22, 2021 the company issued a total of 17,667 shares of common stock priced at 75 cents a share to two individuals in lieu of services for production of Epilog Reg A+ campaign video.

On February 1, 2021 we issued 42,962 shares from our Reg CF offering valued at $.75 per share for a total of $31,255 associated with shares to be issued as of December 31, 2020.

Between March 1, 2021 and March 14, 2021, the company conducted it’s Reg A+ TTW campaign, on CNN, NFL NET, BLOOMBERG networks.

On March 11, 2021, the company entered an escrow services agreement with Prime Trust, LLC. Prime Trust serves as a third-party escrow agent for subscribers to the Epilog Regulation A+ offering, up to a maximum of 5,000,000.

On March 16, 2021, the company completed filing of registration to sell shares in Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri. Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, U.S. Virgin Islands and Puerto Rico.

On March 28, 2021, the company launched its Reg A+ campaign on Start Engine.

For the year ended December 31, 2021, the company entered a series of zero-interest loan agreements with StartEngine Primary, LLC totaling $299,593 to cover the costs of  advertising and promotion services.  All marketing loans were repaid as of December 31, 2021.

For the year ended December 31, 2021, the Company issued 1,998,091 shares of its Common Stock in conjunction with its Reg A+ securities offering for $2,67/201,111 for cash proceeds of $1,898,603 net of issuance costs of $702,508.

On January 25, 2022, the Company issued 27,591 of its Common Stock to StartEngine with a fair value of $20,693 in conjunction with its Reg CF securities offering.

On July 5, 2022, the Company issued an additional 1,125 of it Common Stock to StartEngine with a fair value of $844 in conjunction with its Reg CF securities offering

For the year ended December 31, 2022, the Company issued an additional  545,286 shares of its Common Stock in conjunction with its Reg A+ securities offering for $898,022 including cash proceeds of $765,722 net of issuance costs of $133,146.

As of December 31, 2022 and 2021, the Company had outstanding stock subscriptions receivable of $411 and $100,000, respectively.

NOTE 8 – SUBSEQUENT EVENTS

In accordance with ASC 855, the Company has analyzed its operations subsequent to December 31, 2021 through April 28, 2023, and has determined that it does not have any other material subsequent events to disclose in these financial

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ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Description
1.1	Issuer Agreement with StartEngine Primary, LLC (incorporated by reference to Exhibit 1.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
4.1	Form of Subscription Agreement (incorporated by reference to Exhibit 4.1 to the Offering Statement on Form 1-A filed on December 14, 2020)
6.1	Lease Agreement dated January 1, 2022.
6.2	Epilog and Jabil Ultimax Prototype Statement of Work dated September 12, 2018 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
8.1	Escrow Agreement (incorporated by reference to Exhibit 8.1 to the Offering Statement on Form 1-A filed on October 1, 2020)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EPILOG IMAGING SYSTEMS, INC.

Date: May 5, 2023	/s/ Michael Mojaver
Name: Michael Mojaver
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Michael Mojaver
Michael Mojaver, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Director Date: May 5, 2023

/s/ Lance Mojaver
Lance Mojaver, Chief Technology Officer
Date: May 5, 2023

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